NCR Limited 4th Floor Capital House 25 Chapel Street London
England NW1 50S

November 4, 2026

PRIVATE AND CONFIDENTIAL

Dear Darren,

Re: Amendment to Employment Contract

We are writing to inform you of an amendment to your employment contract. This letter serves to formally document the changes to your Job Title, Base Salary, Long-Term Equity Award Incentive Program (LTI and Termination Without Cause Vesting, effective from November 5, 2026. Your new terms are defined below:

Job Title:
Your job title is President of NCR Voyix Corporation (the “Company” or “NCR Voyix”).

Base Salary:
Your annual base salary is £488,721. This will be paid monthly via BACS transfer on the 15th of each month for the current calendar month and is subject to deductions for income tax, employee's national insurance contributions and any other deductions required by law.

Long-Term Equity Award Incentive Program (LTI):
As an executive at the Company, you are eligible to participate in the annual LTI Program. Commencing with the 2027 annual grant cycle, your target award for your position is $3,000,000 USD. As an eligible participant, you will be considered for an LTI award based on your individual contributions during the year; your relative performance amongst peers; your future potential to contribute to the Company's success and other factors. LTI awards are discretionary, not guaranteed and are generally granted during first calendar quarter of each year, subject to approval by the Compensation and Human Resource Committee of the Company’s Board of Directors.

You must be a current employee of NCR Voyix (including your UK employer) on the applicable grant date in order to be eligible to receive any NCR Voyix LTI award. Other award terms are set forth in the plan governing these awards, and you must electronically accept the award agreement each time one is made in order to be eligible to receive its benefit.

Termination Without Cause Vesting:

For each of your outstanding and future equity awards, in the event of an Involuntary Termination (other than for Cause) (as defined in each applicable equity award agreement), your unvested stock units will vest in an amount equal to the greater of (i) 50% of the total number of stock units granted under such stock award or (ii) the pro rata vesting amount provided in such equity award agreement. All eligible time-based awards will vest immediately in the event of an Involuntary Termination (other than for Cause) at the percentage specified above. All eligible performance-based awards will vest at the percentage specified above upon the conclusion of the applicable performance period and based on the Company’s actual performance during each such performance period.

All other terms and conditions of your employment contract remain unchanged.

If you have any questions, please do not hesitate to contact Jane Elliott, Chief Human Resources Officer or Jim Kelly, Chief Executive Officer.

Yours sincerely,

/s/ Claire Stanfield
Claire Stanfield
Executive Director, HR Operations

Signed acceptance of amendment to employment contract:

Name: Darren Wilson

Signed: /s/ Darren Wilson

Date: 4 November 2026